                                                                 Rule 424(b)(3)
                                                               Reg No. 33-85564


                                   PROSPECTUS

                         MARQUEST MEDICAL PRODUCTS, INC.
   708,363 WARRANTS TO PURCHASE COMMON STOCK, NO PAR VALUE, AT $0.75 PER SHARE
                   1,019,867 SHARES COMMON STOCK, NO PAR VALUE
                           __________________________

     This Prospectus relates to 708,363 Warrants to purchase Common Stock at $0.75 per share, expiring March 31, 1999 (the "$0.75 Warrants") (the "Warrants"), and 1,109,867 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), which either have been issued or are issuable upon conversion of the Warrants, of Marquest Medical Products, Inc., a Colorado corporation ("Marquest" or the "Company"), all of which are being offered for the accounts of certain selling security holders of the Company (the "Selling Security Holders"). See "Selling Security Holders."

     The Selling Security Holders are former holders of the Company's 6% Swiss Franc denominated bonds (the "Swiss Bonds") who received the Warrants as part of an exchange offer for the Swiss Bonds. To exercise their Warrants, the Selling Security Holders may pay the Company in cash or may elect to surrender an equal amount of the Company's U.S. Dollar denominated 8% Notes due March 31, 1999, which were also obtained by the Selling Security Holders as part of the Swiss Bond exchange. The Company will not receive any of the proceeds received by the Selling Security Holders from the Warrants and the Common Stock (collectively, the "Securities") sold, except up to $531,272 from the exercise of the Warrants being registered if the Selling Security Holders exercise the Warrants with the payment of cash. See "Use of Proceeds" and "Plan of Distribution."

     The Company's Common Stock is included in the Nasdaq SmallCap Market (the "SmallCap Market") under the symbol "MMPI." On September 4, 1995, the last sale price for the Common Stock as reported by the SmallCap Market was $1.375 per share. There is no market for the Warrants, and no assurance can be given that a market will develop.

     The Securities may be offered to the public from time to time by the Selling Security Holders. The Selling Security Holders do not include any officers or directors of the Company. Each of the Selling Security Holders may sell the Shares offered hereby from time to time on the SmallCap Market, or such national securities exchange or automated interdealer quotation system on which shares of Common Stock and the Warrants are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices. The Selling Security Holders must effect such transactions by notifying the Company in advance of any intended transaction in order for the Company to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from the Company that such transaction may proceed, by selling the Securities only to or through brokers or dealers. Such brokers or dealers may receive compensation in the form of commissions or otherwise in such amounts as may be negotiated by them. The Company has agreed to bear all expenses in connection with the registration and sale of the Securities being offered by the Selling Security Holders, other than commissions, concessions or discounts to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Security Holders. See "Plan of Distribution."
                           __________________________

INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS."
                            _________________________

                  This Prospectus is dated September 13, 1995.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                 STATE SECURITIES COMMISSION NOR HAS THE SECURI-
                    TIES AND EXCHANGE COMMISSION OR ANY STATE
                      SECURITIES COMMISSION PASSED UPON THE
                        ACCURACY OR ADEQUACY OF THIS PRO-
                         SPECTUS.  ANY REPRESENTATION TO
                           THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

     No person has been authorized in connection with this offering to give any information or to make any representation not contained or incorporated by reference in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to purchase any securities other than those to which it relates or an offer to any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS


                                                       Page
                                                       ----
Available Information................................    3
Incorporation of Certain Documents by Reference......    3
Prospectus Summary...................................    4
Risk Factors.........................................    6
Employment Arrangements..............................    9
Use of Proceeds......................................    9
Selling Security Holders.............................   10
Plan of Distribution.................................   13
Description of Securities............................   13
Legal Matters........................................   16
Experts..............................................   16

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxies, information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, information statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its regional offices, the addresses of which are 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxies and information statements and other information concerning the Company may be inspected at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. For further information with respect to the Company and the Securities offered by this Prospectus, reference is made to the Registration Statement, including the exhibits and schedules thereto. Copies of all or any part of the Registration Statement, including the documents incorporated by reference therein and exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above. Additionally, this Prospectus is accompanied by copies of the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 1995 and the Quarterly Report on Form 10-Q for the quarter ended
July 1, 1995 filed by the Company with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended April 1, 1995 and the Quarterly Report on Form 10-Q for the quarter ended July 1, 1995 filed by the Company with the Commission (File No. 0-11484) pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Unless previously delivered, the Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of all of the documents referred to above which have been or may be incorporated by reference into this Prospectus, other than certain exhibits to such documents. Such requests shall be made to the attention of Margaret Von der Schmidt, Vice President-Finance, Marquest Medical Products, Inc., 11039 East Lansing Circle, Englewood, Colorado 80122; (303) 790-4835.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with and is qualified in its entirety by the more detailed information herein and the Consolidated Financial Statements and Notes thereto incorporated herein by reference.

THE COMPANY

     Marquest Medical Products, Inc., a Colorado corporation (the "Company"), was incorporated in 1979 and is a manufacturer, marketer and provider of disposable medical products for use in the respiratory care, cardiopulmonary support and anesthesiology markets. The Company manufactures and distributes four major groups of products: (1) arterial blood gas systems, (2) anesthesia delivery systems, (3) respiratory systems and (4) heated wire humidification systems.

     The Company's executive and administrative offices are located at 11039 East Lansing Circle, Englewood, Colorado 80112, and its telephone number is
(303) 790-4835.

RISK FACTORS

     Prospective purchasers should consider carefully the information under the caption "Risk Factors," including the impact of government regulation, the qualified opinion of the Company's independent auditors and significant operating losses experienced since the suspension of operations in October 1991 by the U.S. Food and Drug Administration. See "Risk Factors."

THE OFFERING

     The following securities are offered pursuant to this Prospectus for the account of the Selling Security Holders:

     Warrants to purchase Common Stock at $0.75 per share,
     exercisable until March 31, 1999..........................   708,363
     Shares of Common Stock, no par value...................... 1,019,867

USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Securities by the Selling Security Holders. The Company, however, may receive proceeds upon the exercise of the Warrants, which will be used for working capital. See "Use of Proceeds."

                             SUMMARY FINANCIAL DATA

                              THREE     FISCAL    NINE       THREE    FISCAL    FISCAL     FISCAL
                              MONTHS    YEAR      MONTHS     MONTHS   YEAR      YEAR       YEAR
                              ENDED     ENDED     ENDED      ENDED    ENDED     ENDED      ENDED
                              JULY 1,   APRIL 1,  APRIL 2,   JULY 3,  APRIL 3,  MARCH 28,  MARCH 30,
                              1995      1995      1994       1993     1993      1992       1991
                             --------  --------- ---------  -------- --------   ---------  ---------
  OPERATING DATA:
  Net Revenues               $ 5,284   $20,576   $17,139    $5,327   $21,935    $30,294    $47,193
  Net Earnings (Loss) from
    Continuing Operations
     before Extraordinary
     Item                         22    (3,450)   (2,312)   (1,042)  (18,542)    (6,078)     1,102
  Net Earnings (Loss)             22    (3,450)   (2,030)     (336)  (18,338)   (10,100)     1,936

  Earnings (loss) per common
  share:
    Continuing Operations
     before Extraordinary
     Item                      (0.00)    (0.46)    (0.51)    (0.23)    (4.17)     (1.41)      0.26
    Net Earnings (Loss)        (0.00)    (0.46)    (0.45)    (0.07)    (4.12)     (2.34)      0.46

  BALANCE SHEET DATA:

  Total Assets                13,328    13,992    16,929    18,366    21,007     40,529     54,177
  Long-Term Obligations        5,856     5,961     7,659     6,745       -0-      1,589      2,041
  Cash Dividend Declared
   Per Common Share             0.00      0.00      0.00      0.00      0.00       0.00       0.00

Effective July 3, 1993, the Company effected a quasi-reorganization.

                                  RISK FACTORS

     In analyzing this offering, prospective investors should carefully consider the following risk factors.

GOVERNMENT REGULATION

     The Company and its products are subject to strict oversight and regulation by the U.S. Food and Drug Administration (the "FDA") for substantially all of its manufactured products. Most of the Company's products are subject to validation as required by the current Good Manufacturing Practices Regulations ("GMP") of the FDA. The Company's operations are subject to periodic inspection by the FDA and notices of deficiency could issue as a result of such FDA inspections. The failure to meet regulatory standards or to remedy any deficiency could result in corrective action by the FDA.

TEMPORARY SUSPENSION OF OPERATIONS DUE TO ALLEGED VIOLATION

     On August 8, 1991, the Company was named in a civil complaint filed by the FDA seeking an injunction and alleging that the Company violated GMP, and that certain products were misbranded and adulterated for violation of other FDA regulations. This dispute was resolved through the execution of a Consent Decree by the Company on October 1, 1991, which provided for a series of inspections on the part of the FDA in the Company's manufacturing facilities. The Consent Decree permanently enjoined the Company from directly or indirectly introducing and delivering for introduction into interstate commerce any article or device that has been manufactured, processed, packed, held or labeled at the Company's Colorado facility unless and until the Company is in compliance with GMP. In the event that the Company was found to be in violation of any of the terms of the Consent Decree, possible civil or criminal charges could be considered by the FDA. Following the first of these inspections, the Company was directed on October 8, 1991, to suspend its U.S. manufacturing and distribution operations (the "Suspension") until the Company demonstrated it had adequate controls in place to ensure substantial compliance with GMP to the satisfaction of the FDA. This Suspension continued until January 9, 1992.

     The Suspension during late 1991 and early 1992 resulted in the layoff of 350 persons from the Company's manufacturing workforce. The cessation of manufacturing and distribution also caused a significant decrease in revenues and a cash flow deficit. As a result of the financial strain created, and in order to keep the Company operating, Marquest was forced to sell subsidiaries and facilities to raise sufficient operating capital to sustain the Company's ongoing operations. During the Suspension and subsequent restart, the Company incurred substantial expenses and voluntarily discarded over $1,000,000 of manufactured products. The Suspension and actions on the part of the Company to comply with the FDA directives has had a significant and pervasive effect on the Company. The Company was inspected by the FDA during July and August 1995 and has received a Form 483, Inspection Observations, containing three areas of alleged non-conformance with GMP. The Company has recently responded in a timely manner and no further action has been taken by the FDA. There can be no assurance that the FDA will not impose further sanctions on the Company.

UNCERTAINTY OF ABILITY TO CONTINUE OPERATIONS

     The Company's independent auditors have issued qualified opinions on the Company's financial statements for the fiscal years ended March 28, 1992 ("Fiscal 1992"), and April 3, 1993 ("Fiscal 1993"), the three months ended July 3, 1993 and the nine months ended April 2, 1994 (together referred to as "Fiscal 1994"), and the fiscal year ended April 1, 1995 ("Fiscal 1995") because of substantial doubt about the Company's ability to continue as a going concern.
As a result of the loss of customers and sales due to the Suspension which occurred under former management, the Company experienced operating losses of approximately $7,162,000 and $14,478,000 and net losses of $10,100,000 and $18,338,000 for Fiscal 1992 and 1993, respectively. Additionally, the Company experienced operating loses of $2,679,000 and $2,746,000 and net losses of $2,366,000 and $3,450,000 for Fiscal 1994 and 1995, respectively. The Company recorded net income of approximately $22,000 for the quarter ended July 1,

1995; however, there here can be no assurance that the Company will continue as a going concern. Management believes that it can fund its current operating levels and meet its obligations as they come due for the first three quarters of the fiscal year ending March 30, 1996 ("Fiscal 1996"). Thereafter, the viability of the Company will be dependent on increasing operating income and, if necessary, obtaining external equity funding or financing. There can be no assurance that external funds will be available to meet operating requirements as needed by the Company.

ADVERSE AFFECT ON MARKET PRICE OF COMMON STOCK

     Sales of substantial amounts of Common Stock in the public market after the completion of this Offering could adversely affect the market price of the Common Stock. Upon completion of this Offering, assuming exercise of all of the Warrants, the Company will have approximately 8,955,243 shares of Common Stock outstanding, 3,762,254 of which are "restricted securities" as such term is defined in Rule 144 promulgated under the Securities Act. Restricted securities may be sold pursuant to an effective registration statement under the Securities Act or in accordance with applicable exemptions from the registration requirements of the Securities Act. Rule 144 provides for the sale of limited quantities of restricted securities without registration under the Securities Act. The 1,019,867 shares offered hereby, as well as 8,246,880 shares outstanding as of July 1, 1995, will be available for immediate sale in the public market without restriction as of the date of this Prospectus.

     Sales of substantial amounts of shares of Company Stock pursuant to this Offering, Rule 144 or otherwise may be expected to have an adverse effect on the trading price and market for the Company's Common Stock.

MARKET OVERHANG OF WARRANTS AND CONVERTIBLE NOTE

     As of July 1, 1995, the Company had outstanding warrants to purchase 7,798,495 shares of Common Stock at $0.75 per share, 708,363 of which are being offered hereby. The warrants to purchase Common Stock at $0.75 per share expire as follows: 50,000 in August 26, 2002, 3,498,495 (including 708,363 which are being offered hereby) on March 31, 1999 and 4,250,000 on March 31, 2003. In addition, the Company has outstanding a $1,851,600 8% note payable which is convertible into 2,468,800 shares of Common Stock at $0.75 per share until March 31, 1999.

     The holders of the Company's warrants and convertible note may be able to purchase shares of Common Stock at prices substantially below the current market price of the Company's Common Stock with a resultant dilution of the existing stockholders' investment. The holders of the warrants and convertible note may exercise their rights to acquire shares of Common Stock at times when the Company would desire to obtain needed capital through a new offering of securities on terms more favorable than those of the outstanding warrants and convertible note. Thus, exercise of the warrants and/or conversion of the convertible note may adversely affect the market price for the Common Stock, as well as the terms on which the Company may be able to obtain additional financing or capital. In addition, the exercise or conversion of outstanding warrants and the convertible note and the subsequent sales of shares of Common Stock by holders of such securities pursuant to a registration statement, under Rule 144 or otherwise, could have an adverse affect upon the market for the Company's Common Stock.

CONTROL BY INSIDERS

     Of the 8,246,880 shares of Common Stock outstanding on July 1, 1995, 3,333,333 are owned by Scherer Healthcare, Inc. ("Scherer"). In addition, Scherer holds warrants to purchase 6,580,000 shares of Common Stock at $0.75 per share, of which 1,530,000 expire on March 31, 1999 and 4,250,000 expire on March 31, 2003. Scherer also is the holder of the Company's 8% note payable which is convertible into 2,468,800 shares of Common Stock at $0.75 per share until March 31, 1999. Assuming exercise of the warrants and conversion of the note payable, Scherer is the beneficial owner of 71.6% of the Common Stock. Additionally, pursuant to the terms of a financing transaction consummated during Fiscal 1994 between the Company and Scherer, Scherer has named a majority of the Company's Board of Directors. As a result of Scherer's beneficial ownership of Common Stock, Scherer will continue to exercise substantial control over the Company through the ability to elect all of the directors of the Company and will continue to have significant influence over all matters requiring approval by the stockholders of the Company.

RESTRICTION ON DIVIDEND PAYMENTS

     Dividends on Common Stock are declared and paid at the discretion of the Company's Board of Directors, depending on the Company's earnings, financial condition and other relevant factors. The last dividend was paid by the Company in May 1990. Pursuant to a term loan agreement between the Company and a bank, the Company may not, without the prior written consent of the bank, pay or declare any dividends. The Company does not anticipate that any dividends on the Company's Common Stock will be declared or paid in the foreseeable future.

LACK OF MARKET FOR WARRANTS

     There is currently no market for the Warrants being offered by this Prospectus and the Company has not applied for a listing for such Warrants on any securities exchange. There can be no assurance that any market for these Warrants will develop in the future.

DEFAULTED SWISS BONDS

     During Fiscal 1986, the Company issued 25,000,000 Swiss Francs of bonds due March 11, 1994. On January 14, 1992, the Company was notified that holders of the majority of its Swiss bonds had exercised their right to put the bonds for redemption as of March 11, 1992. The Company was not able to honor this put, and, accordingly, defaulted on these obligations. In three exchange offers during Fiscal 1994, the bondholders exchanged 96% of the total bonds outstanding for a combination of the Company's notes, warrants to purchase common stock of the Company and convertible preferred stock of Scherer. At July 1, 1995, SFr 720,000 of bonds remain outstanding and in default. To date, there has been no action instituted by the remaining bondholders.

PAYMENT OF FEDERAL INCOME TAXES

     During Fiscal 1994, the Company received a refund of federal income taxes of approximately $745,000 due to the carryback to prior years of losses incurred during the temporary suspension of operations by the FDA. The Internal Revenue Service (the "IRS") has completed an audit, and in July 1994, determined that the losses could not be carried back and issued an assessment to the Company for the taxes plus interest. In June 1995, the Company negotiated a repayment plan with the IRS whereby the Company paid $400,000 in June 1995 and the remaining balance will be paid in equal monthly installments over a two-year period. The Company must use best efforts to obtain third party financing for all or a portion of the remaining balance by January 2, 1996. The IRS has placed a lien on the Company's facility in Englewood, Colorado to secure payment of the taxes. The tax assessment and interest has been accrued as of April 1, 1995.

     A refund claim to offset taxes due as a result of a tax audit for the tax years 1982-88 has been denied by the IRS in the appeals process. The additional taxes and interest, net of a refund due the Company for tax years 1989-92, is estimated to be in excess of $600,000. The taxes and interest have not yet been assessed by the IRS, at which time the Company will request a repayment plan. There can be no assurance that the Company will be able to obtain a long-term repayment schedule.

LOSS OF DISTRIBUTION

     One distributor of the Company's Products has accounted for 19%, 18% and 16% of the Company's net sales during Fiscal 1995, 1994 and 1993, respectively. The loss of a major distributor without immediate replacement would have a substantial negative impact on the Company's sales and overall financial condition.

MARKET PLACE HIGHLY COMPETITIVE

     The medical device business is highly competitive. The Company has three major competitors in the manufacture and distribution of its blood collection systems, four major competitors in the manufacture and distribution of disposable anesthesia products, four major competitors in respiratory and nebulizer products, and two major competitors in its heated humidification products. A number of the Company's competitors are larger companies with greater resources and more diversified lines of medical products and services. These competitors have the resources to spend substantially greater amounts on marketing and research and development activities. Competitive factors may adversely affect the Company's ability to maintain and increase market share.

PRODUCT LIABILITY

     The sale of the Company's products may expose it to liability claims resulting from the use of such products. Such claims may be expected to be larger in the medical products areas where product failure may result in injury or loss of life to persons. The Company carries product liability insurance with limits of $5,000,000 per occurrence and in the aggregate. No assurances can be given that such insurance is adequate to cover potential claims or that, if a claim or claims are made, such insurance will not be canceled or become prohibitively expensive.

ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Bylaws contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions authorizing (i) special meetings of stockholders of the Company upon the written request of the holders of at least 25% of the issued and outstanding Common Stock entitled to vote at such meeting and (ii) requiring advance notice of not less than 120 days prior to an annual meeting with regard to director nominees and stockholder proposals. In addition, the Board of Directors of the Company adopted a common stock Rights Agreement on August 18, 1991, which also may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals. See "Description of Securities - Common Stock Purchase Rights" and "Description of Securities - Certain Anti-takeover Provisions."


                             EMPLOYMENT ARRANGEMENTS

     Robert P. Scherer, Jr. and William J. Thompson currently serve as Chairman and Chief Executive Officer and President of the Company, respectively. Neither Mr. Scherer nor Mr. Thompson receive salary or bonus compensation from the Company. Mr. Scherer is also Chairman and Chief Executive Officer of Scherer, which, on a fully diluted basis, is the beneficial owner of 71.6% of the Common Stock of the Company. Mr. Scherer is compensated by Scherer Scientific, Ltd., which is controlled by RPS Investments, Inc., the beneficial owner of 52.8% of the outstanding Common Stock of Scherer. Mr. Scherer devotes a substantial portion of his professional time on matters other than the Company. Mr. Thompson is compensated as President, Chief Operating Officer and a director of Scherer. Mr. Thompson devotes substantially all of his professional time to the Company. The Company expensed $304,000 in Fiscal 1995 for management services provided by Scherer, including the services of Messrs. Scherer and Thompson.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities being sold by the Selling Security Holders. The Warrant holders may pay all or a portion of the exercise price of the Warrants by surrendering for retirement the 8% Notes due 1999 (the "Marquest Notes") of the Company in a principal amount equal to all or such portion of the exercise price. Accrued interest on the Marquest Notes may not be directly applied to any portion of the Warrant exercise price. However, assuming the exercise of all of the Warrants offered hereby with the payment of cash, the maximum net proceeds from the exercise are estimated to be approximately $476,000 after deducting the estimated expenses of this offering. The Company will use the net proceeds received from the exercise of such Warrants as working capital.


                            SELLING SECURITY HOLDERS

     The table below sets forth information with respect to the Common Stock and the $0.75 Warrants held of record by the Selling Security Holders as of the date of this Prospectus. Information with respect to ownership has been determined from information provided by the Selling Security Holders. Unless otherwise indicated in a footnote to the table, all of the shares of Common Stock and the $0.75 Warrants owned by each Selling Security Holder, as reflected in the table below, are being registered for resale. Also registered for resale hereunder are all shares of Common Stock that may be acquired by the Selling Security Holders upon the exercise of the $0.75 Warrants owned by them. The number of shares of Common Stock or the $0.75 Warrants to be sold by a Selling Security Holder in the offering is not within the control, or knowledge, of the Company. If all such securities are sold by a Selling Security Holder, such Selling Security Holder will not own any Securities of the Company after this offering unless otherwise indicated in a footnote. There is and has been no material relationship during the Company's history between the Company or any affiliate of the Company with any Selling Security Holder. No Selling Security Holder will own more than 1% of the Company's outstanding Common Stock after the exercise of all outstanding Warrants.

                                          Number of Shares of           Number of $0.75
                                          Common Stock Owned            Warrants Owned
Name of Selling Security Holder         Before the Offering (1)       Before the Offering
-------------------------------         -----------------------       -------------------
Aargauische Kantonalbank                        None                       2,775
Arcadia Management, Inc.                        None                       7,395
Raymond Aubry                                   None                       6,471
Frederic Baeriswyl                              None                       2,311
Banca del Gottardo                              None                      32,813
Banca Popolare Svizzera                         None                       7,395
Bank Leu AG                                     None                       6,011
Banque Leu S.A.                                 None                       1,387
Banque Leu S.A.                                 None                      17,562
Max Baumann                                     None                       1,850
Bayerische Landesbank (Schweiz)
   AG                                           None                       2,773
Celia Baylin Trust                            12,000 (2)                   7,400
Gail Baylin                                     None                      14,800
Jack Baylin                                   18,000 (2)                  14,800
Alewyn R. H. Birch                              None                         463
Roland Bliggensdorfer-Suter                     None                         925
Heinz Bosshard                                 4,000                        None
Hans Brogli                                     None                         463
Buntco Inc. Profit Sharing Plan                2,000 (2)                     300
Elisabeth Chales-Ith                            None                         463
Caesar Claude                                   None                         925
Pierre Cottet                                   None                       1,387
Joris Cranshaw                                  None                       1,849
Credit Suisse                                   None                     126,625
Shirley Dellheim                               3,000 (2)                   1,000
Huguette Denogent                               None                         925
Jean Naic DuBunldz                              None                         925
Jean Dubrouloz                                  None                       6,010
Albert Dubas                                    None                       2,773

                                          Number of Shares of           Number of $0.75
                                          Common Stock Owned            Warrants Owned
Name of Selling Security Holder         Before the Offering (1)       Before the Offering
-------------------------------         -----------------------       -------------------
Dynamis Versicherungs-und
 Anlageberatungs AG                               5,000                         None
Lois England 8% Charitable
 Remainder Annuity Trust                           None                        6,000
Richard England 5% Charitable
 Remainder Unitrust                               4,500 (2)                   23,600
Entlebucher Bank                                   None                          463
Eye Surgery Associates, PA
 Employees Pension Plan Trust
 FBO Samuel Winn                                  4,600 (2)                      600
Denis Favre                                        None                          463
Rosy Feuhbinger                                    None                          463
Gabriela Forster                                   None                        2,773
Anita Fuentes                                      None                          463
Pauline S. Ganz Trust                              None                        9,500
Lore Gaudermann                                    None                          925
GBZ Genossenschaetliche
 Zentralbank                                       None                        2,314
Green Haft Trust                                   None                        1,200
M. Andrew Greif Trust                              None                        2,900
David L. Greif II Ltd.
 Agency for Trustee                                None                        3,800
C. Loren Greif-Simons Trust                        None                        2,900
E. Gutzwiller & Cie Banquiers
 Basel, Switzerland                                None                          463
Milka Haas                                         None                        4,622
Helga Haldemann                                    None                          463
Willfried Haller-Weber                             None                        4,622
Thomas Hasenfratz                                  None                        1,849
Heinrich Heutschi                                  None                        1,849
Hans Hornbacher                                  52,000                         None
Hermann Huber                                      None                          463
Jorg Huber                                         None                          462
Viktor and Erika Kaiser                            None                          925
Drs. Katims & Weissman
 Endocrinology Associates PA,
 Profit Sharing Fund                               None                          700
Francis Lachenal                                   None                          925
La Grasso Bros. Inc.                              1,500 (2)                      815
Gerhard Liebert                                    None                       56,383
Hildegard Litwinski                                None                        1,387
Angelin Luyet                                      None                          925
Saul H. Magram                                   15,000 (2)                   24,956
Maria Mafferetti-Revilla                           None                       10,168
Matman Properties, L.P.                            None                       59,618
Mera Meyers                                        None                          925
Werner Mohrle                                      None                        1,387
Arnold Muller                                      None                        2,311
Hermann Mueller-Froschl                            None                          925
Susanne Neidhardt                                  None                          463
Eugen Noser-Fehr                                   None                        2,600
Giovanne Pianezzi                                  None                          462
Popeline Trust Reg.                                None                        4,160
Pierre Poscia                                      None                          463
Forrest B. Raffel Family Trust                     None                       11,000

                                          Number of Shares of           Number of $0.75
                                          Common Stock Owned            Warrants Owned
Name of Selling Security Holder         Before the Offering (1)       Before the Offering
-------------------------------         -----------------------       -------------------
Margrith Ramseier                                  None                          925
Andre Rapp                                         None                        1,387
Beatrice Renz                                      None                          925
Jean-Jacques Rion                                  None                        1,387
William A. Roos                                    None                        1,849
Sandra Rossi                                      4,000                         None
Rud, Blass & Cie AG                              23,000                         None
Grete Rumetsch                                     None                          463
Ruth Scherrer                                      None                          925
Heide Schmidt-Sailer                               None                          925
Karl Schmalzer                                     None                        4,160
Fredy Schmutz                                      None                        1,849
Markus Schneider                                   None                          463
Peter Schudel                                      None                          925
Alma Schuer                                        None                          925
Martin Schuett                                     None                        4,622
Schweiz Volksbank                                  None                        1,387
Schweizerische Kreditanstalt                       None                          462
Gertrude Seeman                                    None                        2,311
Karl Sieber                                        None                        1,849
Richard Slavin IRA R/O                             None                        9,500
Leigh G. Smith                                     None                        4,300
Societe Financiere Privee S.A.                  146,504                         None
Albert W. Stehli                                   None                          925
Milton & Joy Steinberg                             None                       14,300
Joseph Tavernier                                   None                          925
Grety Tobler                                       None                          463
Harold Toppel                                      None                       15,244
Markus Tritschler                                  None                          925
Hertha Tschutsher                                  None                          925
Christoph Vogel                                    None                        4,622
Jean-Michel Wermeille                              None                          463
Bruno Widler-Juchli                                None                          463
Winchester Convertible Plus Plan                   None                       99,825
Armin Wolfensberger                                None                          463
Elsy Zanotelli-Hogger                              None                          925
Raymond Zeltner                                  77,000                         None
Alfred Zogg                                        None                          925
                                                ----------                   -------
TOTAL                                           372,104 (3)                  708,363
                                                ----------                   -------
                                                ----------                   -------

_______________


(1)  Excludes shares of Common Stock that may be acquired upon exercise of any $0.75 Warrants.

(2)  Represents shares of Common Stock, excluding shares of Common Stock acquired pursuant to the exercise of any $0.75 Warrants.
     Such shares are not being registered hereunder.

(3)  Of these shares, 311,504 shares are being registered hereunder.  See footnote (2).


                              PLAN OF DISTRIBUTION

     The Securities may be sold from time to time by any of the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Sales of the Shares may be made on the SmallCap Market, or such national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices. Sales of the Warrants may be made through negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices.
The Securities may be sold by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of such exchange; and (e) through the writing of options on the Securities. The Selling Security Holders must effect such transactions by notifying the Company in advance of any intended transaction in order for the Company to determine compliance with applicable federal and state securities laws, and then upon receipt of notice from the Company that the transaction may proceed, by selling the Securities only to or through brokers or dealers. If necessary, a supplemental prospectus which describes the method of sale in greater detail may be filed by the Company with the Commission pursuant to Rule 424(c) under the Securities Act under certain circumstances. In effecting sales, brokers or dealers engaged by any of the Selling Security Holders and/or the purchasers of the Securities may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions, concessions or discounts from the Selling Security Holders and/or the purchasers of the Securities in amounts to be negotiated immediately prior to the sale. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company has agreed to bear all expenses in connection with the registration and sale of the Securities, other than commissions, concessions or discounts to brokers or dealers and fees and expenses of counsel or other advisors to the Selling Security Holders.

     The Selling Security Holders and any broker or dealer who acts in connection with the sale of the Securities hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Securities as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES

COMMON STOCK, NO PAR VALUE

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, no par value, of which 8,246,880 were issued and outstanding as of July 1, 1995. All voting rights are vested in the holders of the Company's Common Stock. In all matters to come before the stockholders, holders of Common Stock have one vote per share. Holders of Common Stock are not entitled to cumulative votes, which means that the holders of a majority of the total voting power of such shares can elect all of the directors entitled to be elected by the holders of Common Stock. The shares of Common Stock are not subject to redemption, and the holders of the Common Stock have no preemptive rights. The outstanding shares of Common Stock are fully paid and nonassessable.

     Upon liquidation of the Company, the holders of Common Stock are entitled to receive on a prorata basis, after payment or provision for payment of all debts and liabilities of the Company, all of the assets then legally available for distribution in cash or in kind. The holders of Common Stock are entitled to dividends and other distributions as and when declared by the Board of Directors out of assets legally available therefor. The Company is not expected to declare a cash dividend on the Common Stock in the foreseeable future. Under the Term Loan Agreement dated June 30, 1994, between the Company and Colorado National Bank (the "Bank"), the Company may not, without the prior written consent of the Bank, pay or declare any dividends, or purchase, redeem or otherwise acquire any of its capital stock, or make any other distributions of any property to any of its shareholders.

COMMON STOCK PURCHASE RIGHTS

     On August 18, 1991, the Board of Directors of the Company declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's Common Stock to shareholders of record at the close of business on August 20, 1991 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one-half of a share (a "Unit") of Common Stock at a purchase price of $25.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Bank of America National Trust & Savings Association, as Rights Agent. This information provides a summary of the Rights and is qualified in its entirety by reference to the Rights Agreement.

     The Rights are attached to all Common Stock certificates representing shares outstanding, and no separate Rights Certificates have been distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur so that the Rights become exercisable no later than ten business days following (1) the public announcement that a person or group (other than Scherer Healthcare, Inc.) has acquired, or obtained the right to acquire, 15% or more of the Company's outstanding shares or (2) the commencement of a tender or exchange offer that would result in a person or entity (other than Scherer Healthcare, Inc.) owning 15% or more of the Company's outstanding Common Stock. In the event that 15% or more of the stock is actually held by a person or group, each right not owned by such person or group allows the holder to buy $50.00 worth of the Company's Common Stock, based upon the then-current market price, for $25.00. The Company can redeem the rights at any time until 10 days following the above events at a price of $.01 per Right. The Rights are not exercisable until the Distribution Date and will expire at the close of business on August 20, 2001.

     The rights will have certain anti-takeover effects. Upon the occurrence of a Distribution Date, the rights will cause substantial dilution to any person or group that attempts to acquire the Company without conditioning the offer on a substantial number of rights being acquired. The rights will not interfere with any business combination approved by the Board of Directors of the Company since the Board of Directors of the Company may, at its option, at any time prior to the close of business on the 10th day following a Distribution Date redeem the rights at a price of $.01 per right.

CERTAIN ANTI-TAKEOVER PROVISIONS

     SPECIAL MEETING OF STOCKHOLDERS. The Amended and Restated Bylaws of the Company provide that special meetings of stockholders of the Company may be called only by the Board of Directors or upon the written request of the holders of at least 25% of the issued and outstanding Common Stock entitled to vote at such meeting. This provision makes it more difficult for stockholders to call a special meeting and take action that is opposed by the Board of Directors.

     STOCKHOLDER ACTION BY WRITTEN CONSENT. The Colorado Business Corporation Act allows an action required or permitted to be taken at any annual or special meeting of stockholders to be taken in writing by the consent of holders of not less than a majority of the outstanding shares of Common Stock entitled to vote on such action. This provision may allow Scherer Healthcare, Inc. to effect an action by written consent without the necessity of calling a special meeting of stockholders.

     DIRECTOR NOMINATION AND SHAREHOLDER PROPOSALS. The Amended and Restated Bylaws establish an advance notice procedure with regard to nomination of candidates for election as director and stockholder proposals, requiring that notice of such proposals must be made in writing to the Secretary of the Company prior to the annual meeting of stockholders. Generally, such notice must be received at the principal executive offices of the Company not less than 120 days prior to an annual meeting.

WARRANTS

     As of July 1, 1995, the Company had outstanding 1,168,495 of the $0.75 Warrants, 708,363 of which are being offered hereby. Each Warrant will be exercisable for one share of the Company's Common Stock, at an exercise price of $0.75 per share. The Warrants may be exercised at any time until and including March 31, 1999. Holders of the Warrants may pay all or a portion of the exercise price of the Warrants by surrendering for retirement, at any time during which the Warrants may be exercised, the Company's 8% Notes due March 31, 1999 (the "Notes") in a principal amount equal to all or such portion of the exercise price. Accrued interest on the Notes may not be directly applied to any portion of the Warrants exercise price. The $0.75 Warrants may be presented for exercise at the office of the Warrant Agent, Chemical Trust Company of California, or at such other office or agency as may be maintained by the Company for such purposes.

     In addition, the Company had the following warrants outstanding:

     Warrants to purchase 50,000 shares of Common Stock at $0.75 per share, expiring August 2002

     Warrants to purchase 138,833 shares of Common Stock at $1.50 per share, expiring December 1997

     Warrants to purchase 10,000 shares of Common Stock at $4.00 per share, expiring September 1997

     Warrants to purchase 2,330,000 shares of Common Stock at $0.75 per share, expiring March 31, 1999

     Warrants to purchase 1,530,000 shares of Common Stock at $0.75 per share, expiring March 31, 2003

     The number of shares of Common Stock which may be purchased upon the exercise of the Warrants is subject to adjustment if the Company (1) pays a dividend on the Common Stock in shares of the Common Stock or (2) subdivides or combines the outstanding Common Stock into a greater or smaller number of shares of Common Stock. If one of the above-mentioned events occurs, the number of shares purchasable by the holders of the Warrants would be adjusted so that the holder would be entitled to the same number of shares after the event had the Warrants been exercised immediately prior to the event.

     The information provides a summary of the Warrants and is qualified by a reference to the Warrant Agreement and the Warrant Certificates.

LIMITATION OF AND INDEMNIFICATION FOR LIABILITIES

     The Company's Articles of Incorporation contain a provision that limits the liability of the Company's directors for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the Colorado corporation statutes. Such limitation does not, however, affect the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution of the Company's assets; or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision is to limit the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or to assert breach of a director's duty of care as a defense to claims brought by a director.

     In addition, the Company's bylaws provide for indemnification of directors and officers to the extent authorized by the articles of incorporation, the bylaws or by law against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred in connection with threatened, pending or completed actions, suits and proceedings. Under the Colorado Business Corporation Act, such indemnification may be made only if the director or officer acted in good faith in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company and, with regard to any criminal action or proceeding, had no reasonable cause to believe that his or her action was unlawful. Further, such indemnification, in the case of a proceeding brought by or in the right of the Company, may only be for expenses actually and reasonably incurred in connection with the defense or settlement of such proceeding. Additionally, if a director or officer is judged to be liable for negligence or misconduct in a proceeding brought by or in the right of the Company, he or she will be entitled only to such indemnity as the court finds to be proper.


                                  LEGAL MATTERS

     Certain legal matters in connection with the Securities offered hereby have been passed upon by Bader & Villanueva, P.C., 1660 Wynkoop Street, Suite 1100, Denver, Colorado 80202.


                                     EXPERTS

     The consolidated financial statements and schedules of the Company included in its Form 10-K for the fiscal year ended April 1, 1995, the nine months ended April 2, 1994, the three months ended July 3, 1993 and the fiscal year ended April 3, 1993, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports which include an explanatory paragraph that describes uncertainties about the Company's ability to continue as a going concern.